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                     May 27, 2021

       Michael Nazak
       Chief Financial Officer
       Aridis Pharmaceuticals, Inc.
       5941 Optical Ct.
       San Jose, California 95138

                                                        Re: Aridis
Pharmaceuticals, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed April 8, 2020
                                                            File No. 001-38630

       Dear Mr. Nazak:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences